Exhibit 5.1

[Vorys, Sater, Seymour and Pease LLP Letterhead]

52 East Gay Street
Columbus, Ohio 43215
614-464-6400 | www.vorys.com

Founded 1909

August 20, 2020

Board of Directors
Park National Corporation
50 North Third Street
Newark, Ohio 43055

Re:	Park National Corporation — $175,000,000 Aggregate Principal Amount of 4.50% Fixed-to-Floating Rate Subordinated Notes Due 2030

Ladies and Gentlemen:

We have acted as counsel to Park National Corporation, an Ohio corporation (the “Company”), in connection with the Underwriting Agreement, dated August 17, 2020 (the “Underwriting Agreement”), among the Company, The Park National Bank and Piper Sandler & Co., relating to the issuance by the Company of $175,000,000 aggregate principal amount of the Company’s 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”), pursuant to the shelf Registration Statement on Form S-3 (File No. 333-227943), as amended by the post-effective Amendment No. 1 to Form S-3 Registration Statement (File No. 333-227943), filed by the Company (collectively, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”).

The Notes are to be issued pursuant to an Indenture (the “Base Indenture”), dated as of August 20, 2020, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of August 20, 2020, between the Company and the Trustee (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, in connection with the Registration Statement.

In rendering the opinion set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Registration Statement; (ii) the prospectus dated  October 23, 2018, forming a part of the Registration Statement, as supplemented by the definitive prospectus supplement dated August 17, 2020, relating to the Notes; (iii) the Underwriting Agreement; (iv) the Indenture; (v) the form of the Notes; (vi) copies of the corporate proceedings taken by unanimous written consent without a meeting by the Board of Directors of the Company; (vii) copies of the minutes of the corporate proceedings of the Executive Committee of the Company’s Board of Directors; and (viii) an officer’s certificate of the Company executed for our benefit and of even date herewith.

Columbus | Washington | Cleveland | Cincinnati | Akron | Houston | Pittsburgh

Board of Directors
Park National Corporation
August 20, 2020

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies (including pdfs) and the authenticity of the originals of such latter documents.  In making our examination of documents executed by the parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and that each such document, to the extent it creates obligations on the parties thereto, constitutes a legally valid and binding obligation of each of the parties thereto other than the Company.  As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinion is subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally; (ii) the limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances, under law or court decisions, of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.  We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) the waiver of rights or defenses which are not waivable under applicable law; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (e) the severability, if invalid, of provisions to the foregoing effect.

Subject to the foregoing and the other matters and assumptions set forth herein, we are of the opinion that, when the Indenture has been duly authorized, executed and delivered by the Trustee and duly executed and delivered by the Company and when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriter against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

The opinion expressed herein is limited to the laws of the State of Ohio and the State of New York.  This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinion expressed herein is based upon the law and circumstances as they are in effect on the date hereof, and we assume no obligation to revise or supplement this opinion letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Notes and to the reference to us under the heading “Legal Matters” in the prospectus supplement relating to the Notes, dated August 17, 2020, and in the prospectus, dated October 23, 2018, that forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP